UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 24, 2012

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Form 8-K filed on October 18, 2012, American Greetings Corporation (“American Greetings”) will be eliminating the position of Senior Vice President and Executive Supply Chain Officer and, as a result, effective as of February 28, 2013, Michael Goulder’s employment with American Greetings will terminate.

In connection with his separation, on October 24, 2012 American Greetings entered into a Separation and Release Agreement (the “Separation Agreement”) with Michael Goulder. The Separation Agreement supersedes and terminates Mr. Goulder’s employment agreement dated October 17, 2002, as amended, and provides that Mr. Goulder will continue as an employee through February 28, 2013 (the “Separation Date”), at which time his employment will terminate. Mr. Goulder’s Separation Agreement provides that, beginning on the Separation Date, Mr. Goulder will receive the following benefits:

•

salary payments during the period (the “Separation Period”) from the Separation Date through August 31, 2014 at his annual base salary rate of $522,034, less applicable withholdings and payroll deductions, paid in accordance with American Greetings’ payroll practices in the ordinary course;

•

continued participation in American Greetings’ executive life insurance plan and supplemental accidental death and dismemberment policy, as well as continued health care coverage (at premiums and rates otherwise available to active employees at the Senior Vice President level) during the Separation Period;

•	continued participation in the Key Management Annual Incentive Plan for the year ended February 28, 2013 at a “Meets Expectations” evaluation level for purposes of determining level of bonus payment;

•	the use of a laptop computer and cell phone for twelve months following the Separation Date;

•	outplacement services for up to twelve months following the Separation Date;

•

continuation of his current car allowance of $1,250 per month, for 12 months following the Separation Date, subject to his execution, following his Separation Date, of a supplemental release, under which he waives any claims he has against American Greetings arising out of or related to his employment relationship with American Greetings occurring on or before the Separation Date; and

•

a contingent payment payable as follows: if between May 30, 2013 and August 31, 2013 American Greetings closes a Transaction (as defined below) in which consideration is paid to stock option holders, Mr. Goulder will receive any consideration paid with respect to vested and unexercised stock options that Mr. Goulder would have received had such options not terminated in accordance within their terms as of May 29, 2013 as a result of his separation. For purposes of his Separation Agreement, a “Transaction” means the transaction contemplated by the non-binding proposal, dated September 25, 2012, from Zev Weiss and Jeffrey Weiss on behalf of themselves and certain other members of the Weiss family and related parties, to acquire all of the outstanding Class A and Class B common shares of American Greetings not currently owned by them.

Pursuant to the terms of his Separation Agreement, Mr. Goulder is prohibited from disclosing or using American Greetings’ confidential information or trade secrets acquired during the course of his employment. He is also prohibited from engaging in specified activities that are in competition with American Greetings during the Separation Period. In addition, Mr. Goulder has agreed that he will forfeit his right to benefits under his Separation Agreement in the event he breaches the terms of the Separation Agreement. As a condition to receiving the benefits under his Separation Agreement, Mr. Goulder has waived any claims he has against American Greetings arising out of or related to his employment relationship with American Greetings occurring on or before October 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation (Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice
President, General Counsel & Secretary

Date: October 26, 2012

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